Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 4th day of January, 2021 (the “Effective Date”) by and between Jerome Zeldis, M.D., Ph.D. (“Employee”) and NexImmune, Inc. (“Company”).

WHEREAS, Company and Employee desire that Employee serve as the Company’s Executive Vice President, Head of Research and Development;

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term. This Agreement shall relate to the services of Employee commencing as of the Effective Date. This Agreement is terminable at-will; as such, this Agreement may be terminated by either party at any time, with or without Cause, subject to the terms and conditions set forth herein.

2. Nature of Position. Employee shall render 100% of full-time professional services to Company in the capacity of Executive Vice President, Head of Research and Development, reporting to the Chief Executive Officer. Employee shall at all times, to the best of his ability, perform all duties that may be required by virtue of his position, as set forth in Company’s by-laws or corporate policies, or as directed by the Company. The Employee will perform his services at the Company’s headquarters located in Gaithersburg, Maryland to the extent required by the Company’s needs (as reasonably determined by the Company and the Employee) and will travel for the Company’s business as reasonably required. Employee may otherwise perform his services remotely from his home.

3. Compensation; Benefits.

A. Salary. As of the Effective Date, and for so long as Employee continues to serve as an employee of the Company, Employee shall be entitled to a salary of $385,000.00 annually (“Annual Salary”), subject to adjustment for increase by the Board, which shall review Employee’s salary and performance on at least an annual basis.

B. Stock Options. In further consideration of Employee’s services rendered under this Agreement, Company will grant to Employee an option to purchase up to 6,060,257 shares of the Company’s Common Stock (the “Option”) under the NexImmune, Inc. 2018 Equity Incentive Plan (the “Plan”).1/ Fifty percent (50%) of the shares subject to the Option will vest at the first anniversary of the vesting commencement date, and the remaining fifty percent (50%) of the shares subject to the Option will vest monthly in equal portions over the following twelve (12) months. The Option will be subject to the terms of the Plan and a Stock Option Award Agreement in a form approved by the Company’s Board of Directors. You will be eligible for additional equity awards under the Plan (or a successor plan) as determined by the Company’s Board of Directors from time to time in its sole discretion.

1/	Subject to confirmation.

C. Bonus. Employee shall be eligible to receive an annual bonus for each calendar year set by the Board in its sole discretion and based on such factors as the Board deems appropriate, of up to 45% of Employee’s then-current salary. Employee must be employed on the last day of the calendar year to earn and be paid the annual bonus, with such bonus determined in good faith and paid when bonuses are otherwise paid to employees; provided, however, that a pro-rata portion of such bonus will be paid to Employee in the event Employee’s employment ends prior to the last day of a calendar year due to a Triggering Event, death or Disability.

D. Fringe Benefits. During the term of the agreement, Employee shall have the right to the following fringe benefits:

i. Employee shall be eligible to participate in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan to the same extent as other similarly situated employees of the Company, subject to the terms of the applicable plan.

ii. Employee shall be entitled to participate in all health insurance, dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law and subject to the terms of the applicable plan.

iii. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

E. Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for. Eligible expenses include the reasonable costs of travel for business reasons. Any such reimbursement will be made to Employee as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred.

F. Severance Rights. In case of a Triggering Event, as defined below, and subject to Paragraph 3.F.iv, Employee shall have the following additional rights:

i. Severance Payments. Company shall pay Employee’s then-current salary for a period of twelve months from the Triggering Event. Company shall pay a pro-rata share of any bonus pursuant to Paragraph 3.C.

ii. Vesting of Equity. Notwithstanding any provisions to the contrary contained in any stockholders agreement, option agreement, award agreement or other agreement, immediately upon the Triggering Event, all of Employee’s unvested options referenced in Paragraph 3.B, along with any other restricted stock, stock options, or other equity subject to forfeiture or rights of repurchase, shall fully vest and (in the case of options) become exercisable.

laws which may be applicable to that party. The parties have read and understand the terms of this Agreement, have sought and obtained legal counsel as they deem appropriate, and are freely entering into this Agreement, without reliance upon any statements or representations not contained herein.

7. Definitions. For purposes of this Agreement the following defined terms shall have the meanings set forth below:

“Cause” shall mean the occurrence of any of the following: (i) Employee has been indicted or convicted of a felony or a serious crime involving moral turpitude, including any plea of guilty or nolo contendere; (ii) Employee has engaged in fraudulent or materially dishonest actions in connection with the performance of his duties hereunder; (iii) Employee’s willful and grossly negligent or repeated refusal to perform his material duties or responsibilities after written notice of such failure; (iv) Employee’s material violation of any material written policies and procedures of the Company; and/or (v) Employee’s material breach of any of the material terms of this Agreement or any other material agreement that Employee now has or later has with the Company and/or any of its affiliates that is not cured within fifteen days (15) days after written notice thereof.

“Change in Control” shall mean the occurrence of any of the following: (i) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the Company’s intellectual property); (ii) the acquisition of the Company by means of consolidation, merger or other form of corporate reorganization by a single or related series of transactions in which the outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction); unless the Company’s stockholders of record as constituted immediately prior to such sale, conveyance, disposition or acquisition will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such sale, conveyance, disposition or acquisition; or (iii) any person or group of persons becomes the beneficial owner of more than fifty percent (50%) of the voting power of the Company for the election of directors.

“Constructive Termination” shall mean Employee’s termination of his employment as a result of the material breach by Company of this Agreement, including (without limitation): (i) without Employee’s consent, any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Employee; or (ii) without the Employee’s consent, a requirement that Employee relocate to an office more than 50 miles from the Company’s headquarters in Gaithersburg, Maryland, unless closer to his personal residence, provided that no such breach shall be considered a Constructive Termination unless Employee has provided Company with written notice of such breach within ninety (90) days of the breach first occurring and Company has failed to cure such breach within the thirty (30) day period following receipt of such notice. Employment will subsequently terminate sixty (60) days after cure period concludes.

“Disability” shall mean termination because the Employee is unable to perform the essential functions of the Employee’s position (with or without reasonable accommodation as

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iii. Health Care Coverage. Employee shall be eligible for at least 18 months of health care coverage consistent with the Company’s current plan through COBRA.

iv. Release. The Company’s obligations under this Paragraph 3.F are expressly conditioned upon Employee’s execution (and non-revocation) of a release of claims (the “Release”) in a form to be provided by the Company. The Release will carve out rights to indemnification and directors and officers liability insurance, if applicable, post-employment amounts due pursuant to this Paragraph 3.F, and vested benefits and vested equity. The Release must be effective and irrevocable prior to the 60th day following the termination of Employee’s employment, and any severance payable to Employee will be paid pursuant to the Company’s regular payroll schedule commencing on the first payroll date following the effective date of the Release, provided that if the Release review period begins in one tax year and ends in a later tax year, the payment of the severance will commence in the later tax year following the date the Release is effective and irrevocable. The first installment will include those payments that would have been made to Employee had the payments commenced on the first payroll date following Employee’s termination of employment.

G. Employee’s Death or Disability. In the event of a termination of Employee’s employment with the Company due to death or Disability, as defined below, Employee (or, in the case of Employee’s death, Employee’s beneficiary or if no such person is designated, to Employee’s estate or personal representative) shall be entitled to payment of: (i) all accrued and unpaid base salary and all accrued but unused vacation time for the then-current annual period; (ii) all unreimbursed business expenses incurred through the date of termination; and (iii) a pro-rata portion of any bonus pursuant to Paragraph 3.C. Such benefits are payable in a lump sum within thirty (30) days after the date of Employee’s termination due to death or Disability, or such earlier date as may be required by applicable law.

4. Non-Disclosure and Assignment Agreement. Employee acknowledges and agrees that as a condition precedent to his employment, he will execute the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement in favor of Company, the terms of which are hereby incorporated by reference, prior to commencing his employment.

5. Indemnification. Employee shall be entitled to indemnification, in accordance with the applicable provisions of the Company’s Articles of Incorporation, the Company’s Bylaws and any Indemnification Agreement entered into by Employee and Company, against all expense, liability, and loss (including attorney’s fees and settlement payments) which Employee may incur by reason of any action, suit or proceeding arising from or relating to the performance of Employee’s duties as an officer or director of the Company.

6. Warranties. Each party warrants that there is no prior contract which conflicts, or shall interfere in any manner, with that party’s performance of this Agreement. Each party warrants that its execution of this Agreement has been duly authorized and shall not violate any such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve-month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

“Triggering Event” shall mean the occurrence of any of the following: (i) the termination by the Company, for any reason other than for Cause, of Employee’s employment; (ii) a Constructive Termination; or (iii) a Change in Control.

8. Governing Law. This Agreement shall be governed under the internal laws of the State of Maryland, without regard to conflicts of law principles.

9. Disputes. In the event of any difference of opinion or dispute between the parties with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, such dispute shall be subject to the exclusive jurisdiction of the federal and State courts located in Maryland. Each party hereby submits to the jurisdiction of, and waives any objection to venue in, any such court for purposes of adjudicating any such dispute.

10. Binding Effect. This Agreement shall bind and inure to the benefit of each party, and each of their successors, shareholders, assigns, heirs, executors, administrators, directors, managers, officers, partners, attorneys, agents, servants and employees.

11. Entire Agreement. This Agreement, the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, plus any equity grants, represents the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, including any employment agreements, whether oral or written, by or between the parties with respect thereto.

12. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed given on the day it is delivered in person, or on the third business day following the day in which it was mailed, by first class, registered, or certified mail, to the address of the party to receive the notice.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14. Titles. Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

15. Other Professional Activities. Subject to the Company’s written approval, Employee may perform certain other professional activities not related to his employment with the Company, but consistent with standard practice so long as those activities do not interfere with his obligations to the Company. The CEO will review for approval, at the Company’s sole discretion, these outside activities as requested by Employee. No such approval by the Company will be deemed or construed to modify this Agreement or the Employee Proprietary Information, Inventions, Non-Competition and Non-Disclosure Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NexImmune, Inc.

By:	/s/ Scott Carmer
Name:	Scott Carmer
Title:	Chief Executive Officer

Employee

/s/ Jerome Zeldis
Name: Jerome Zeldis, M.D., Ph.D.

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